Exhibit 99.1

FOR RELEASE	Contact:	Craig Hall
February 19, 2013		Evolucia, Inc.
(941) 751.6800 x304
craig.hall@evolucialighting.com

Evolucia CEO Releases Shareholder Update
Strategic Mexico Partnership Finalized
Mass Manufacturing Facility Now Operational and Producing Evolucia LED Fixtures
Company Begins Fulfilling $24 Million Backlog

SARASOTA, FLORIDA--(PRNewswire) – February 19, 2013- Evolucia Inc., (OTCBB & OTCQB: ILED), a global leader in the development and commercialization of high performance LED (light emitting diode) lighting systems, released today the following update to shareholders from its Chief Executive Officer, Mel Interiano:

February 19, 2013

I am pleased to report to our shareholders today that we have finalized a partnership  with OSRAM Mexico to develop, market and deliver the OSRAM ProPoint™ LED Cobrahead fixture using Evolucia Aimed Optics™ for the Mexican marketplace.  OSRAM is the second largest lighting company in the world and we believe this partnership will allow Evolucia to be a major player in this rapidly growing market. Currently, there is an estimated 20 million street lights in Mexico with a market potential of $6 billion based on current prices.   We are working diligently with OSRAM in our hope to potentially deliver tens of thousands of these new LED Aimed Optics ™ Cobrahead fixtures to Mexico over the coming months.  Importantly, all development work for these products has been completed, and the fixtures are now being manufactured for delivery and installation onto roadways in Mexico beginning this year.

In July, 2012, we announced the finalization of our partnership with Leader Electronics.  Leader is a global contract manufacturing company with quality and environmental certifications that include ISO9001, TL9000, QS9000, TS16949, TQM (Total Quality Management) and Six Sigma Black Belt certifications.  Leader is also certified as one of the Energy Star Member Laboratories, and currently provides contract manufacturing services to a number of Fortune 500 electronics companies.  Through our partnership with Leader, my goal was to begin mass manufacturing and shipping of our LED lighting products by the end of 2012.  While I acknowledge that we narrowly missed our stated goal, I can report to our shareholders that our first mass manufacturing facility has now been independently audited and certified to begin production of our next generation LED fixtures, with our first shipments to be delivered to our customers this quarter.  We will continue to work with Leader to expand production capacities and integrate additional facilities from their network as distribution necessitates.

Currently, we are just starting to work through a $24 million backlog of our LED fixtures.  Because of this growing demand, I have been working to establish additional partnerships with highly regarded companies in both Europe and the United States which will provide not only additional mass manufacturing capacities and distribution coverage but also sales for our growing line of LED fixtures.  I have identified potential partners for both the European and the US markets, and negotiations have been extremely productive to date.  I expect to finalize these partnership agreements during 2013, and have again challenged our team to start bringing these additional high-volume manufacturing capacities online before year-end 2013.
My vision for Evolucia is simple: efficiently expand our product offerings wrapped within a strong intellectual property framework, establish high-volume production capabilities, and create a significant pipeline of potential projects that can be converted into revenues and profits. We are launching seven new product lines: (1) the Generation 2 Aimed Optics Cobraheads; (2) the Nightwatch Dusk-to-Dawn series; (3) the Canopy and Highbay series; (4) the LED Troffer series; (5) the Explosion-Proof series;  (6) the Parking and Area Lighting series, which includes the first ever 1,000 Watt replacement for high mast arenas and car dealerships, and  (7) a complete line of  high commercial grade, made in the USA, LED replacement lamps that include MR16’s, PAR’s, T-8, A-21 and A-19 lamps opening  up the hospitality and restaurant market segment.

Over the next six months, Evolucia will meet the challenges of the digital age by adding fully integrated, controllable lighting solutions focused on applications for its current portfolio that will address the growing needs of both end users and specifiers.  We have also increased our production capacities to more than 20 times what they were just a year ago while vastly improving quality.  Additionally, we are building an impressive global pipeline of potential projects which represent the kind of geographic, channel, and customer diversity that is required in order to expand organically.  I expect that the breadth and depth of our growing pipeline in conjunction with our product expansion and manufacturing capabilities will have a very positive impact on our financial performance this fiscal year and beyond.

My objective is to build a durable, lasting, global platform capable of supporting at least $200 million in annual revenues in the short term with the ability to expand over the long term. We will accomplish this by establishing key strategic partnerships and relationships as well as making carefully planned acquisitions which fit with our strategy and achieve this objective.
Such an ambitious growth plan requires top-tier talent with the energy, dedication and passion to achieve results every day, and necessitates equipping them with the tools to do their jobs efficiently and effectively.  Since I started leading your company about 10 months ago, I have been assembling a team that is built to win.  Recent key hires have been made with an emphasis on the critically important functional areas of product development and sales.  These are “A” players who each bring deep knowledge and a wealth of expertise in their respective areas. Today, we have more than 400 years of collective lighting industry experience in the company, compared to less than 20 years of combined lighting experience when I first joined the company. As we continue to grow, we will constantly be on the lookout for the most qualified and capable people ensuring  that we create a diverse and professional team that delivers results each and every day. Additionally, we have begun the implementation of  SalesForce.com and SAP technology systems. These critical installations will facilitate our large-scale growth on a global basis by providing a common platform that our employees and key strategic partners will use regardless of their location, country, or native language.  An Evolucia employee  in Europe, for instance, will have the same system as another in Asia, or South America.

Our Evolucia brand equity continues to grow with an aggressive public relations campaign, new marketing tools and our participation in Lightfair, the premier lighting show in North America.  In April at Lightfair, we will launch a number of new products, compete for the prestigious innovation awards and present a complete and cohesive product offering and corporate image to the industry.

As I have stated in my past letters to you, my goal is to create significant shareholder value by positioning our company to become a dominant "pure play" global LED lighting company within the rapidly growing $100 billion global lighting market.  We are well on our way to achieving this goal! There is serious demand for our products, and it is my job to service that demand.

The future is bright!

Yours sincerely,
Mel Interiano
Chief Executive Officer &
Chairman of the Board

About Evolucia Inc.

Evolucia Inc. is an industry pioneer in the design, engineering, manufacture and distribution of high performance LED lighting systems to the global lighting markets. Evolucia received the United States Department of Energy’s highest award for lighting within the LED category, and has installed thousands of its fixtures at military bases, universities, municipalities, and large commercial entities. Evolucia’s LED lighting products are sold under the brand, Evolucia Lighting (www.evolucialighting.com).

All Evolucia products offer highly energy efficient, durable, commercial-grade LED lighting for both indoor and outdoor applications. The company’s award winning cobra head and shoe box fixtures employ Evolucia's proprietary Aimed Optics™ technology, which increases light levels and visibility by strategically directing light to the target area. Evolucia fixtures require 50%- 80% less energy than traditional lighting, and last for approximately 12 years without maintenance.

More information about Evolucia Inc and its LED lighting systems is available in the company's Securities and Exchange filings, which can be found at www.sec.gov or at www.evolucialighting.com.

Forward-Looking Statements

Some of the statements made by Evolucia in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Evolucia believes that its primary risk factors include, but are not limited to: development and maintenance of strategic acquisitions; domestic and international acceptance of our product lines; defending our intellectual property and proprietary rights; development of new products and services that meet customer demands and generate acceptable margins; successfully completing commercial testing of new technologies and systems to support new products and services; and attracting and retaining qualified management and other personnel. Additional information concerning these and other important factors can be found within Evolucia's filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors.